Press Release

        DSA Financial Corporation Reports Earnings for the Third Quarter
             Ended March 31, 2005 and Declares a Quarterly Dividend


LAWRENCEBURG,  Ind., April 18 -- DSA Financial  Corporation (OTC Bulletin Board:
DSFN.OB - News) announced its financial results for the third fiscal quarter. For the quarter ended March 31, 2005, the Company recorded net earnings of $230,000 or $0.15 per share. In the quarter ended March 31, 2004, before DSA Financial completed its second step conversion, the Company reported net earnings of $222,000, or $0.13 per share.

The quarter-to-quarter increase in earnings was attributed primarily to a $140,000, or 21%, increase in net interest income, which was partially offset by a $71,000, or 16%, increase in general, administrative and other expense.

Net earnings for the nine months ended March 31, 2005 were $644,000, or $0.41 per share, an increase of $16,000, or 3%, over net earnings for the nine month period ended March 31, 2004. Net interest income increased by $368,000 or 19%, offset by a decrease of $112,000, or 29%, in other income and an increase of $215,000, or 16%, in general, administrative and other expense.

In addition, Edward L. Fischer, President and Chief Executive Officer of DSA Financial, announced today that the Company's board of directors has declared a dividend on its common stock of $0.105 per share. The dividend is payable on May 13, 2005 to stockholders of record as of April 29, 2005.

DSA Financial reported total assets of $87.1 million at March 31, 2005, total liabilities of $70.1 million, including deposits of $63.7 million and total stockholders' equity of $17.0 million.

DSA Financial Corporation, formed in connection with the second-step stock offering of Dearborn Mutual Holding Company, completed in July 2004, is the holding company for Dearborn Savings Association, F.A., a federally chartered savings association headquartered in Lawrenceburg, Indiana. The second-step offering resulted in net proceeds of $7.3 million. Dearborn Savings operates through its main office and one branch office.

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                            DSA FINANCIAL CORPORATION
             CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                  (In thousands)
                                   (Unaudited)

                                                    March 31,      June 30,
        ASSETS                                        2005           2004

    Cash and cash equivalents                        $3,432        $10,564
    Investment securities                             6,136          8,446
    Loans receivable                                 71,655         59,192
    Other assets                                      5,926          5,564
                                                    -------        -------
        Total assets                                $87,149        $83,766
                                                    =======        =======
        LIABILITIES AND STOCKHOLDERS' EQUITY
    Deposits                                        $63,659        $68,203
    Advances from the FHLB                            5,000          5,000
    Other liabilities                                 1,483          1,304
                                                    -------        -------
        Total liabilities                            70,142         74,507

    Stockholders' equity                             17,007          9,259
                                                    -------        -------
        Total liabilities and stockholders' equity  $87,149        $83,766
                                                    =======        =======


                            DSA FINANCIAL CORPORATION
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                        (In thousands, except share data)
                                   (Unaudited)


                                        Nine months ended   Three months ended
                                             March 31,            March 31,

                                          2005       2004      2005      2004

    Total interest income                $3,305     $3,137    $1,157    $1,030
    Total interest expense                1,001      1,201       353       366
                                         ------     ------    ------    ------
        Net interest income               2,304      1,936       804       664
    Provision for losses on loans            30         18        18         6
                                         ------     ------    ------    ------
        Net interest income after
         provision for losses on loans    2,274      1,918       786       658
    Other income                            276        388        98       122
    General, administrative and other
     expense                              1,520      1,305       515       444
                                         ------     ------    ------    ------
        Earnings before income taxes      1,030      1,001       369       336
    Income taxes                            386        373       139       114
                                         ------     ------    ------    ------
        NET EARNINGS                       $644       $628      $230      $222
                                         ======     ======    ======    ======
        EARNINGS PER SHARE -
         basic and diluted                 $.41       $.38      $.15      $.13
                                         ======     ======    ======    ======